EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 2, 2026, with respect to the consolidated financial statements of Runway Buyer, LLC for the year ended December 31, 2025 which are included in the Current Report on Form 8-K/A of Novanta Inc. We consent to the incorporation by reference of said report in the Registration Statements of Novanta Inc. on Forms S-8 (File Nos. 333-171260, 333-202598, and 333-256217) and on Forms S-3 (File No. 333-285204 and 333-297130).

/s/ GRANT THORNTON LLP

Salt Lake City, Utah
October 2, 2026